Exhibit 99.1

CAI International, Inc. Reports Results for the Third Quarter of 2016

SAN FRANCISCO--(BUSINESS WIRE)--November 1, 2016--CAI International, Inc. (CAI) (NYSE:CAI), one of the world’s leading transportation finance and logistics companies, today reported results for the third quarter of 2016.

Highlights

  CAI reported revenue for the third quarter of 2016 of $78.5 million, an increase of $12.4 million compared to the third quarter of 2015. The increase in revenue was primarily due to growth in our logistics business. Lease-related revenue for the third quarter of 2016 was $57.3 million, compared to $60.7 million in the third quarter of 2015.
  Net loss attributable to CAI common stockholders for the third quarter of 2016 was $5.4 million, or $0.28 per fully diluted share.
  During the quarter, the Company recorded a number of significant transactions:
    the Company reported non-recurring charges related to the previously reported bankruptcy of Hanjin Shipping Co., Ltd. (Hanjin). The Company wrote off $2.5 million of uncollectible accounts receivable, and recorded a $2.0 million impairment charge related to estimated irrecoverable equipment, net of insurance recoveries;
    the Company decreased its estimate of residual value for 40ft High Cube containers from $1,650 to $1,400, resulting in an additional $3.4 million of depreciation expense being recognized in the quarter;
    the Company adjusted its contingent consideration resulting in a credit of $1.0 million; and
    the Company incurred a $1.4 million non-recurring, non-cash tax charge related to the sale of a subsidiary.
  Excluding the charges mentioned above, adjusted net income attributable to CAI common stockholders was $3.0 million, or $0.16 per fully diluted share1.
  The results for the third quarter of 2016 reflect a total of $4.2 million for impairment charges and loss on sale of containers, in addition to the charges related to Hanjin referred to above.
  Average container utilization for our fleet during the third quarter of 2016 was 93.3% (on a CEU basis) compared to 92.0% for the third quarter of 2015, and 92.8% for the second quarter of 2016. On September 30, 2016 container utilization was 93.3%.
  Average container utilization for our owned fleet during the third quarter of 2016 was 94.0% (on a CEU basis) compared to 92.9% for the third quarter of 2015, and 93.6% for the second quarter of 2016.
  Average railcar utilization during the third quarter of 2016 was 96.2% compared to 97.4% for the third quarter of 2015, and 95.4% for the second quarter of 2016.
  During the third quarter of 2016, CAI increased the number of railcars in its fleet to 6,136, with the delivery of 200 new railcars for $20.7 million.
  Under the previously approved share repurchase program, CAI has repurchased 1.1 million shares in 2016 at an average price of $8.29 per share.

1 Refer to the Reconciliation of GAAP Amounts to Non-GAAP Amounts set out below.

Revenue for the third quarter of 2016 was $78.5 million, compared to $66.1 million for the third quarter of 2015, an increase of 19%. Revenue from CAI’s railcar assets increased over the same period by $2.5 million to $7.6 million as a result of growth in the railcar fleet, whereas revenue from the container leasing business decreased by $5.5 million to $49.2 million, reflecting $1.8 million of lost revenue from the Hanjin bankruptcy, as well as a decrease in the size of the owned container fleet and a reduction in lease rates during the period. Management fee revenue for the third quarter of 2016 was $0.5 million, a decrease of $0.4 million, compared to the third quarter of 2015, primarily due to the decrease in size of the managed fleet. Logistics revenue for the third quarter of 2016 was $21.2 million, compared to $5.4 million for the third quarter of 2015, primarily arising from our acquisitions during the past twelve months.

Net loss attributable to CAI common stockholders for the third quarter 2016 was $5.4 million, or $0.28 per fully diluted share, compared to net income of $13.0 million, or $0.62 per fully diluted share, for the third quarter of 2015.

The results for the third quarter of 2016 were impacted by the following:

  Change in Estimated Residual Value – During the quarter, CAI reviewed the estimated residual values of its container fleet and concluded that a change in the residual value of 40ft High Cube containers from $1,650 to $1,400 per container, effective July 1, 2016, was appropriate. As a result, additional depreciation of $3.4 million was recorded during the third quarter of 2016. The Company estimates that the change in residual value will result in additional depreciation of $2.3 million in the fourth quarter of 2016, $8.0 million in 2017, $6.4 million in 2018 and diminishing amounts thereafter. These estimates assume that no equipment is sold during the periods.
  Hanjin Bankruptcy – On August 31, 2016, Hanjin, the world's 7th largest container shipping line, announced that it had filed for court protection in South Korea from its creditors. A receiver was appointed on September 1, 2016.

  At the time of the default, CAI had approximately 15,000 owned containers on lease to Hanjin representing $40 million of equipment exposure based on net book value, or approximately 2% of its rental revenue assets. CAI maintains insolvency insurance that covers the value of unreturned containers, damage to recovered containers, recovery costs, legal expenses and the loss of post-bankruptcy income for a period from the default date to the earlier of the return of the equipment or six months.

  CAI’s insolvency insurance has a $2 million deductible. Based on the level of exposure to Hanjin and recovery expectations, the Company expects its insurance policy limits will be adequate to cover any potential losses in excess of the $2 million deductible. The losses related to the deductible were expensed during the third quarter of 2016 and additional expenses are expected to be offset by the insurance policy. Since the default, CAI has recovered, or cleared for redelivery, approximately 44% of the containers on lease to Hanjin and expects the vast majority of the containers to be recovered. The containers on lease to Hanjin were manufactured for CAI, and are in CAI’s color, with its logo and markings, which should assist with recovery and re-leasing efforts.

Victor Garcia, President and Chief Executive Officer of CAI, commented, “Our financial results continue to reflect the challenging environment we faced during the quarter, including weak economic growth and low container sale prices. For the third quarter of 2016, we reported a net loss of $5.4 million, or $0.28 per fully diluted share. The loss is primarily attributable to $9.3 million of discrete charges incurred during the quarter, including $4.5 million related to the Hanjin bankruptcy and $3.4 million of additional depreciation related to a change in residual value.

“Though the quarter’s results are disappointing, there continues to be improvement in our operating statistics. We have reduced our total off-hire inventory from the peak in Q1 2016 by 27% through a combination of sale and leasing activity. This is part of our ongoing effort to reduce off-hire costs and provide a lower base line of operating expenses in the future, thereby enhancing our cash flow and return on our assets. Our primary focus remains optimizing the financial returns on our existing fleet.

“We believe the fundamentals of the container business are improving. Demand for leased containers has continued to increase over the course of the quarter, particularly after the market disruption caused by the Hanjin bankruptcy at the end of August. We have very limited inventory in China and are seeing expanded lease-out activity throughout Asia. We are repositioning equipment back to China to continue to meet the increasing demand. Although we will incur costs for positioning equipment, we expect those efforts to improve our utilization over the course of 2017.

“We are also seeing that with the steady rise in the price of Chinese steel over the course of the last few months, new container prices are also increasing and are now closer to $1,550 per CEU and higher for units produced in factories that have adopted waterborne paint into the manufacturing process. As a result, per diem rates on new and depot equipment have also increased. We expect that container prices will continue to rise if steel prices remain at the current levels. We have also begun to see improving secondary prices of containers in China as inventory levels available by lessors have reduced. We expect there to be additional improvement over the coming months due to all of these factors. There has been very limited ordering of new equipment by lessors, which should continue to help improve the supply and demand balance for containers. Although sale prices in the secondary market are improving, we expect to continue reporting net losses on sale of equipment over the next couple of quarters.”

Mr. Garcia continued, “The rail market remains challenging but we are seeing some fundamental improvements. We believe that the production capacity for new railcars is being reduced and that there is limited incremental ordering of equipment. As a result, we are finding an improving market for our equipment that is being delivered. During the quarter we leased out 324 railcars at attractive rates and expect to have continued success marketing the remainder of our railcars to be delivered in 2017. The utilization of our railcar fleet remained strong at 96.2% during the quarter and most of our railcars remain under long term leases that should provide steady revenue and earnings over the coming quarters.

“During the quarter, our logistics business faced a challenging market environment due to the slow growth of the U.S. economy. As a result, the peak season freight demand has been limited and competition has remained strong. However, we continue to gain additional customers in our logistics business and are having success cross-marketing services to all our customers. We continue to see our logistics capabilities as providing us a competitive advantage in increasing our asset utilization and returns.”

Mr. Garcia concluded, “Our priority during this weak economic period is to maximize the return on the capital we already have committed through higher utilization and the sale of low returning equipment. We have continued our share repurchase program, and have repurchased 1.1 million shares in the year-to-date. We do not currently believe that returns in general for new investment are attractive and we will continue to focus on reducing debt and additional opportunities to repurchase our shares. We think that the smaller size of our fleet and diversification efforts benefit us as we position ourselves for 2017.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash	$15,450	$17,447
Cash held by variable interest entities	22,016	35,106
Accounts receivable, net of allowance for doubtful accounts of $805 and $548 at September 30, 2016 and December 31, 2015, respectively	67,199	55,284
Current portion of direct finance leases	31,129	21,158
Prepaid expenses and other current assets	1,873	2,155
Total current assets	137,667	131,150
Restricted cash	6,447	7,212
Rental equipment, net of accumulated depreciation of $406,061 and $349,810 at September 30, 2016 and December 31, 2015, respectively	1,786,374	1,748,211
Net investment in direct finance leases	69,705	82,210
Goodwill	15,579	2,905
Intangible assets, net of accumulated amortization of $1,919 and $1,237 at September 30, 2016 and December 31, 2015, respectively	10,453	1,223
Furniture, fixtures and equipment, net of accumulated depreciation of $2,876 and $2,027 at September 30, 2016 and December 31, 2015, respectively	667	674
Total assets	$2,026,892	$1,973,585

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$13,237	$11,962
Accrued expenses and other current liabilities	12,313	4,813
Due to container investors	5,769	5,801
Unearned revenue	13,011	11,990
Current portion of debt	99,751	169,596
Rental equipment payable	24,435	10,901
Total current liabilities	168,516	215,063
Debt	1,343,276	1,249,057
Deferred income tax liability	52,581	48,204
Other long term liabilities	3,500	-
Total liabilities	1,567,873	1,512,324

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 19,057,453 and 20,132,706 shares at September 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	140,649	148,523
Accumulated other comprehensive loss	(6,875)	(7,922)
Retained earnings	325,243	319,735
Total CAI stockholders' equity	459,019	460,338
Non-controlling interest	-	923
Total stockholders' equity	459,019	461,261
Total liabilities and stockholders' equity	$2,026,892	$1,973,585

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue
Container lease income	$49,196	$54,696	$151,270	$164,274
Rail lease income	7,614	5,102	22,462	11,770
Logistics revenue	21,197	5,406	41,743	5,474
Management fee revenue	465	913	1,605	2,457
Total revenue	78,472	66,117	217,080	183,975

Operating expenses
Depreciation of rental equipment	29,873	22,655	77,401	65,907
Storage, handling and other expenses	8,802	8,148	27,176	21,837
Logistics transportation costs	18,045	4,818	35,127	4,888
Loss (gain) on sale of used rental equipment	3,323	(72)	7,950	(237)
Administrative expenses	11,067	7,312	28,750	21,540
Total operating expenses	71,110	42,861	176,404	113,935

Operating income	7,362	23,256	40,676	70,040

Other expenses
Net interest expense	10,866	8,967	31,404	26,792
Other expense	85	2	407	61
Total other expenses	10,951	8,969	31,811	26,853

Net (loss) income before income taxes and non-controlling interest	(3,589)	14,287	8,865	43,187
Income tax expense	1,826	1,272	3,320	3,671

Net (loss) income	(5,415)	13,015	5,545	39,516
Net income attributable to non-controlling interest	-	26	37	96
Net (loss) income attributable to CAI common stockholders	$(5,415)	$12,989	$5,508	$39,420

Net (loss) income per share attributable to CAI common stockholders
Basic	$(0.28)	$0.62	$0.28	$1.88
Diluted	$(0.28)	$0.62	$0.28	$1.86

Weighted average shares outstanding
Basic	19,130	20,920	19,427	20,973
Diluted	19,130	21,059	19,498	21,236

CAI International, Inc.
Consolidated Statements of Cash Flows
(In thousands, except per share data)
(UNAUDITED)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities
Net income	$5,545	$39,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	77,636	66,228
Amortization of debt issuance costs	2,086	1,983
Amortization of intangible assets	682	157
Stock-based compensation expense	1,320	1,436
Reduction in contingent consideration	(1,000)	-
Unrealized loss on foreign exchange	82	185
Loss (gain) on sale of used rental equipment	7,950	(237)
Loss on disposal of subsidiary	146	-
Deferred income taxes	2,193	458
Bad debt expense	2,458	326
Changes in other operating assets and liabilities:
Accounts receivable	(7,560)	2,692
Prepaid expenses and other assets	119	822
Accounts payable, accrued expenses and other current liabilities	1,230	(594)
Due to container investors	(32)	(5,369)
Unearned revenue	1,013	2,263
Net cash provided by operating activities	93,868	109,866
Cash flows from investing activities
Purchase of rental equipment	(170,582)	(304,588)
Acquisitions, net of cash acquired	(15,620)	(4,100)
Net proceeds from sale of used rental equipment	46,137	51,188
Disposal of subsidiary, net of cash disposed of	(460)	-
Purchase of furniture, fixtures and equipment	(92)	(73)
Receipt of principal payments from direct financing leases	17,368	16,071
Net cash used in investing activities	(123,249)	(241,502)
Cash flows from financing activities
Proceeds from debt	432,540	450,731
Principal payments on debt	(408,375)	(301,234)
Debt issuance costs	(1,461)	(1,662)
Decrease in restricted cash	765	765
Repurchase of stock	(9,176)	(12,158)
Exercise of stock options	-	4,744
Excess tax benefit from share-based compensation awards	-	1,006
Net cash provided by financing activities	14,293	142,192
Effect on cash of foreign currency translation	1	(209)
Net (decrease) increase in cash	(15,087)	10,347
Cash at beginning of the period	52,553	53,821
Cash at end of the period	$37,466	$64,168

CAI International, Inc.
Fleet Data
(UNAUDITED)

			As of September 30,
			2016	2015

Owned container fleet in TEUs			941,345	981,783
Managed container fleet in TEUs			174,162	206,957
Total container fleet in TEUs			1,115,507	1,188,740

Owned container fleet in CEUs			1,010,083	1,026,395
Managed container fleet in CEUs			156,543	185,875
Total container fleet in CEUs			1,166,626	1,212,270

Owned railcar fleet in units			6,136	3,955

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Average Utilization
Container fleet utilization in CEUs	93.3%	92.0%	92.5%	92.9%
Owned container fleet utilization in CEUs	94.0%	92.9%	93.2%	93.8%
Railcar fleet utilization in units	96.2%	97.4%	96.0%	95.5%

			As of September 30,
			2016	2015
Period Ending Utilization
Container fleet utilization in CEUs			93.3%	91.2%
Owned container fleet utilization in CEUs			93.9%	92.0%
Railcar fleet utilization in units			92.8%	98.3%

Utilization is computed by dividing total units on lease in CEUs (cost equivalent units), by the total units in our fleet in CEUs, excluding new units not yet leased and off-hire units designated for sale. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a standard 20 foot dry van container. For example, the CEU ratio for a standard 40 foot dry van container is 1.6, and a 40 foot high cube container is 1.7.

Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net (loss) income attributable to CAI common stockholders	$(5,415)	$12,989	$5,508	$39,420
Non-recurring write-off of accounts receivable from bankrupt customer	2,530	-	2,530	-
Non-recurring estimate of irrecoverable equipment from bankrupt customer, net of insurance	2,000	-	2,000	-
Tax effect of non-recurring costs related to bankrupt customer	(75)	-	(75)	-
Additional depreciation expense caused by a decrease in container residual values	3,360	-	3,360	-
Tax effect of additional depreciation expense	(122)	-	(122)	-
Adjustment to contingent consideration	(1,000)	-	(1,000)	-
Tax effect of adjustment to contingent consideration	350	-	350	-
Non-recurring tax charge related to the sale of a subsidiary	1,360	-	1,360	-
Non-recurring container management charge	-	-	-	828
Tax effect of non-recurring management charge	-	-	-	(298)

Adjusted net income attributable to CAI common stockholders	$2,988	$12,989	$13,911	$39,950

Diluted net (loss) income per share attributable to CAI common stockholders	$(0.28)	$0.62	$0.28	$1.86
Diluted adjusted net income per share attributable to CAI common stockholders	$0.16	$0.62	$0.71	$1.88

Weighted average number of common shares used to calculate (in thousands)
Diluted net (loss) income per share and diluted adjusted net income per share attributable to CAI common stockholders	19,130	21,059	19,498	21,236

Conference Call

A conference call to discuss the financial results for the third quarter of 2016 will be held on Tuesday, November 1, 2016 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q3 2016 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes net income and earnings per share adjusted to reflect the impact of a non-recurring write-off of accounts receivable from a bankrupt customer, a non-recurring estimate of irrecoverable equipment from a bankrupt customer, tax effect of non-recurring costs related to a bankrupt customer, additional depreciation expense caused by a decrease in container residual values and related tax effect, adjustment to contingent consideration and related tax effect, a non-recurring tax charge related to the sale of a subsidiary, and a non-recurring container management charge and related tax effect. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided a reconciliation to the corresponding GAAP financial measures for comparative purposes.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of September 30, 2016, CAI operated a worldwide fleet of approximately 1.2 million CEUs of containers, and owned a fleet of 6,136 railcars that it leases within North America. CAI operates through 24 offices located in 13 countries including the United States.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of CAI, including but not limited to, the statements regarding management's business outlook on the container leasing business, management's outlook for growth of CAI’s railcar leasing investments and the outlook, benefits and synergies expected from the acquisitions of ClearPointt, Challenger and Hybrid. These statements and others herein are forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, expected growth of international trade, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, the ability of CAI to convert letters of intent with its customers to binding contracts, potential to sell CAI’s securities to the public and others.

CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com